Exhibit 99.1
December 2, 2010
CONFIDENTIAL
Board of Directors
First BanCorp
1519 Ponce Leon Ave.
San Juan, PR 00908-0146
Lady and Gentlemen:
     As we discussed with your Chief Executive Officer via a call, we are pleased to express our interest in Doral Financial Corporation (“Doral”) acquiring First BanCorp (“First BanCorp”) and merging our two franchises. We believe that the combination of Doral and First BanCorp is an excellent fit, creating a combined franchise with greater scale, increased diversification and a more efficient cost structure than either company has alone. We are confident this combination would provide our customers with the premier banking franchise in Puerto Rico.
     We have been following with great interest First BanCorp’s efforts over the past several months to raise capital and comply with various regulatory orders, and we believe that our proposal presents the most viable alternative for First BanCorp and its shareholders. Taking into account First BanCorp’s estimate of lifetime credit losses as described in its offering materials, we believe we can combine our companies on a basis that would be financially attractive to both sets of shareholders and would not require external assistance. Our proposal contemplates a stock-for-stock transaction where First BanCorp’s shareholders would receive Doral’s stock, providing them the ability to share in the attractive returns and future growth potential of the combined company. Based upon current market conditions, this proposal offers a purchase price of $0.30/share to First BanCorp’s shareholders, representing a premium to current market price. We would augment our pro forma capital levels with an additional $550 million in common equity raised from investors. Additionally, we would expect that at the closing of the transaction, the First BanCorp preferred currently held by the U.S. Treasury would be exchanged at a discount for common stock of the combined company.
     We believe that this consolidation will be extremely beneficial for the health of the larger Puerto Rican banking market. The combined Doral/First BanCorp would be the second largest bank in Puerto Rico in terms of deposits with an approximately 20.0% market share. This will ensure that there is another large, well capitalized bank headquartered in Puerto Rico. The pro forma balance sheet would be highly diversified, with lower interest rate risk, improved credit quality and less reliance on brokered CDs as compared to either institution on a stand-alone basis. Based on our work to date, we believe that the combined company would have a TCE/TA ratio in excess of 10% and a Tier 1 Leverage ratio in excess of 8%. This capital position would improve further over time based on the approximately $300 million of pre-tax, pre-provision earnings the combined company would generate annually. We would also note that it is our full intention to maintain and enhance the services and product offerings available to customers and to continue our combined community programs.

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     We are confident in our ability to complete this transaction. We have engaged in discussions with our banking regulators and believe this transaction would be well received. Moreover, although First BanCorp has been unable thus far to raise new capital on a stand-alone basis, we strongly believe that a combined Doral/First BanCorp would present a compelling opportunity to the investor community. We would also point out that Doral has a proven track record of raising capital on a stand-alone basis, having raised over $787 million over the past 3 years. Our team is highly proficient in efficiently executing complex transactions, and we believe that we would be in a position to complete due diligence and execute definitive documentation within an expedited timeframe. Doral’s management team has successfully acquired and integrated several companies in the course of their careers and our company has extensive experience in residential, construction and commercial loan workouts. Our Board of Directors is also highly supportive of this transaction.
     We have augmented the Doral deal team with our two financial advisors, Credit Suisse Securities (USA) LLC and FBR Capital Markets & Co., and our legal advisor, Skadden, Arps, Slate, Meagher & Flom LLP. We have also assembled a team of due diligence and integration advisors ready to move forward immediately. The contact information for our team is as follows:

Glen Wakeman	Neil Carragher
President and CEO	Credit Suisse Securities
Doral Financial Corporation	Phone: (212) 325 4443
Email: neil.carragher@credit-suisse.com Kevin Stein

1451 FD Roosevelt Avenue	FBR Capital Markets & Co
San Juan, PR 00920-2717 Phone: (787) 474-6725 Email: glen.wakeman@doralfinancial.com	Phone: (703) 469 1199 Email: kstein@fbr.com
     Enclosed for your consideration are materials prepared by our financial advisors setting forth our preliminary analysis of the financial terms of the proposed transaction. We would welcome the opportunity to meet with you to further discuss these materials and our proposal.
     We are very excited about this opportunity and look forward to hearing from you soon.

Very truly yours,

Glen Wakeman
President and Chief Executive Officer
Doral Financial Corporation

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Our proposal is non-binding and is subject to, among other things, the satisfactory completion of due diligence and the negotiation and execution of mutually acceptable definitive agreements. Accordingly, this letter does not constitute or create any commitment, undertaking or other binding obligation or limitation on the part of any person in any respect. Only those obligations set forth in definitive agreements will be binding upon the parties.

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Proposed transaction December 2, 2010

Transaction structure - summary Doral acquires First BanCorp in a stock-for-stock transaction Purchase price of $0.30/share represents a premium to current market price Conversion of First BanCorp's TARP preferred (at a discount to be agreed with the Treasury Department) into common shares of Doral Assumed credit mark equal to adverse case loss estimate disclosed by First BanCorp in its marketing materials Fair value mark of ~$1.4Bn on loan portfolio, implies a net credit mark of ~$800mm net of ~$600mm reported ALLL Ahead of transaction closing, Doral would raise [$550mm] of common equity, with transaction sizing targeted to meet a minimum Tier 1 Leverage ratio at closing of 8% Pro forma entity will be a stronger, better capitalized bank with significant capital generation Significant cost savings (estimated to be in excess of $100mm per annum) Pro-forma net income of $150mm based on ~$300mm in pre-tax, pre-provision earnings Ability to utilize First BanCorp's DTA Deleveraging of combined balance sheet (1) Based on First BanCorp's adverse case losses, net of interim net charge-offs ahead of transaction close (2) Analysis assumes no divestitures. We would need to discuss with First BanCorp the likelihood of such divestitures in the San Juan market, and if required, the affect of any divestitures on our analysis (1) 1 (2)

Pro forma Franchise Source: SNL Financial and FDIC Call reports; Pro forma metrics not adjusted for purchase accounting or other transaction related adjustments. Note: Regulatory financials as of 9/30/10. (1) Rank based on deposits. (2) Domestic, non-brokered deposits. (3) Earning assets include gross loans, securities, and cash & equivalents. (4) Assumes all brokered deposits are time deposits. (1) Funding mix Earning asset mix Doral First BanCorp Pro forma Puerto Rico footprint Total: $ 8,328 $ in millions Total: $24,888 Total: $8,162 Total: $23,519 (3) Total: $15,357 Total: $16,560 Market Share: Creates Strong #2 Franchise (1) (2) (3) 2 (4) (4) (4)

Transaction Rationale Current First BanCorp investors Addresses current regulatory concerns Preserves value for current shareholders and creditors Provides access to value created through cost savings and other efficiencies Doral shareholders Provides scalable platform in a highly competitive market Diversifies earnings base Provides access to value created through cost savings and other efficiencies The transaction will benefit all key stakeholders 3 New equity investors Last remaining public consolidation play in Puerto Rico Loan write-downs substantially reduce credit risk Realizes consolidation benefits...$100MM+ cost savings First BanCorp Customers Access to wider set of loan and deposit products Scale for improved service offerings Earnings power to fund continued technology investments Creates healthier, more stable local banking market

4 Doral's Execution Capabilities Workout & Collections: Reduced classified assets by over $500MM over last two quarters Capital: Raised over $787MM over past 3 years $610 MM recapitalization in 2007 $177MM in capital to support FDIC assisted transactions ($600MM in capital commitments) Balance Sheet Management: De-levered company by ~$9B since 2006 Utilizes Doral's Experience Enhanced by World-class Diligence and Integration Partners Financial advisors Credit Suisse and FBR Capital Markets Accounting and tax [Redacted- Confidential] Loan due diligence [Redacted- Confidential] Work-out [Redacted- Confidential] Integration planning [Redacted- Confidential] Servicing / technology [Redacted- Confidential]